Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the
HSBC Investor Funds

We consent to the use of our reports dated December 19, 2008 for the HSBC Investor Funds, incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
February 27, 2009